Exhibit 2(b)(2)

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 30, 2004 between Gruma, S.A. de C.V, a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“Gruma”), and JPMorgan Chase Bank, N.A., a national banking association (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, Gruma and the Trustee heretofore executed and delivered an Indenture, dated as of October 9, 1997 (the “Indenture”), providing for the issuance of the 7.625% Notes Due 2007 (the “Notes”) (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

WHEREAS, in accordance with Section 9.3 of the Indenture, the Trustee and Gruma, together with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes outstanding as of the date hereof or by the adoption of a resolution at a meeting of Holders of at least a majority in the aggregate principal amount of the Notes outstanding as of the date hereof, may amend or waive certain terms and covenants in the Indenture as described below;

WHEREAS, Gruma is undertaking to execute and deliver this Supplemental Indenture to amend certain terms and covenants in the Indenture in connection with the Offer to Purchase and Consent Solicitation Statement of Gruma, dated as of November 16, 2004, and any amendments, modifications or supplements thereto (the “Offer and Consent Solicitation”); and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of Gruma.

NOW, THEREFORE, in consideration for the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Gruma and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Amendments and Waivers

Section 1.1                                      Applicability of Certain Indenture Provisions to the Offer and Consent Solicitation.

The application of the provisions of Article X of the Indenture are hereby waived to the extent that such provisions might otherwise interfere with the ability to enter into agreements contemplated by, and to consummate, the Offer and Consent Solicitation.

Section 1.2                                      Amendments to the Indenture and Notes.

Effective at the time of payment or deposit with DTC of an amount of money sufficient to pay for all Notes validly tendered and accepted pursuant to the Offer and Consent Solicitation and to make all consent payments required under the Offer and Consent Solicitation:

(i)                                     Sections 10.2, 10.3, 10.6, 10.7, 10.8, and 10.9 are hereby amended by deleting all such Sections in their entirety and all references thereto contained elsewhere in the Indenture and any corresponding provisions in the Notes in their entirety (including, without limitation, references to such Sections contained in the Event of Default contained in Section 5.1 of the Indenture);

(ii)                                  Section 8.1 is hereby amended by deleting clause (ii) and (iii) thereof and all references thereto contained elsewhere in the Indenture and any corresponding provisions in the Notes in their entirety (including, without limitation, references to such Section contained in the Event of Default contained in Section 5.1 of the Indenture);

(iii)                               Section 5.1 is hereby amended by deleting clauses (3) and (6) thereof in their entirety and all references thereto contained elsewhere in the Indenture and any corresponding provisions in the Notes in their entirety, and all references to Section 5.1 in the Indenture shall mean Section 5.1 as amended hereby; and

(iv)                              All definitions set forth in Section 1.01 of the Indenture and any corresponding definitions in the Notes that relate to defined terms used solely in sections deleted by this Supplemental Indenture are hereby deleted in their entirety.

ARTICLE II

Miscellaneous

Section 2.1                                      Effect of Supplemental Indenture.

Upon the execution and delivery of this Supplemental Indenture by Gruma and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

Section 2.2                                      Indenture Remains in Full Force and Effect.

Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3                                      Indenture and Supplemental Indenture Construed Together.

This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.4                                      Confirmation and Preservation of Indenture.

The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.5                                      Conflict with the Trust Indenture Act.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be a part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.6                                      Severability.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7                                      Benefits of Supplemental Indenture.

Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

Section 2.8                                      Successors.

All agreements of Gruma in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.9                                      Certain Duties and Responsibilities of the Trustee.

In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.10                                Governing Law.

This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.11                                Multiple Originals.

The parties may sign any number of copies of this Supplemental Indenture, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 2.12                                Headings.

The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.13                                The Trustee.

The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by Gruma.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Gruma, S.A. de C.V.

By:
Name: Raúl Peláez
Title: Chief Financial Officer

By:
Name: Raúl Cavazos
Title: Senior Vice President, Finance

JPMorgan Chase Bank, N.A.,
as trustee

By:
Name:
Title: